Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. ANNOUNCES MERGER APPROVAL BY FOX RIVER VALLEY BANCORP, INC. SHAREHOLDERS AND SETS DATE FOR ANNUAL MEETING

Manitowoc, WI, March 18, 2016 –

County Bancorp, Inc. (Nasdaq: ICBK) ("County"), the holding company for Investors Community Bank, announced that shareholders of Fox River Valley Bancorp, Inc. (“Fox River”), the holding company for The Business Bank, have approved the merger of Fox River with and into County at a shareholder meeting held on March 17, 2016.  Approval of the merger by County shareholders is not required.

County and Fox River announced they had entered into a merger agreement on November 20, 2015 under which County will acquire Fox River. The merger is subject to customary closing conditions, one of which was approval by Fox River’s shareholders.  The companies also must obtain regulatory approvals.

Upon completion of the transaction, The Business Bank will be merged into Investors Community Bank. The combined institution will have more than $1 billion in assets, and County will be the sixth largest exchange traded bank holding company headquartered in the State of Wisconsin. The merger will add to Investors Community Bank’s business banking platform and expand its reach into contiguous markets with the addition of The Business Bank’s Appleton and Green Bay branches to complement Investors Community bank’s two current branch offices (Manitowoc and Stevens Point) and four loan production offices (Sheboygan, Darlington, Eau Claire and Fond du lac).

Timothy J. Schneider, President of County and CEO of Investors Community Bank, stated, "This merger with Fox River represents a strategic opportunity for us to achieve our objective of expanding our commercial lending and business banking platform. Fox River has built a solid business banking franchise in two distinct markets that are logical geographical fits and areas we have been targeting for expansion.”

"The combination of our organizations also diversifies the mix of our loan portfolio, creating the opportunity to continue to grow both commercial and agricultural lending in the future. We see this transaction as a perfect opportunity to optimally utilize the capital we recently raised, and position us for growth in the short and long-term.”

County and Fox River expect the merger to close in the second quarter of 2016.

County has scheduled its annual shareholder meeting for June 21, 2016, 6 PM at Silver Lake College’s Franciscan Center for Music Education and Performance.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. Our customers are served from our full-service locations in Manitowoc and Stevens Point, and our loan production offices in Darlington, Eau Claire, Sheboygan and Fond du Lac.

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Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com